Exhibit 10.3

Confidential

CIT GROUP INC.
LONG-TERM INCENTIVE PLAN

2010 Annual Stock Salary Award Agreement

          “Participant”: John A. Thain

CIT Group Inc., a Delaware corporation (“CIT” or the “Company”) is awarding the above-named Participant a regular, periodic grant of Restricted Stock Units (your “Annual Stock Salary”) pursuant to this Award Agreement and the Company’s Amended and Restated Long Term Incentive Plan (the “Plan”). Effective February 8, 2010, the Participant’s Annual Stock Salary pursuant to this Award Agreement will equal $2,500,000. References to “you” or “your” contained in this Award Agreement shall refer to the Participant. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

     1. Annual Stock Salary.

          (a) Beginning on the date of this Award Agreement, your Annual Stock Salary will accrue and be earned equally over the course of the year, subject to your continued employment with the Company. Your Annual Stock Salary may be changed from time to time by the Compensation Committee (the “Committee”) of the Board.

          (b) On each date that your base salary with the Company is payable in accordance with the Company’s payroll practices as then in effect (each such date, a “Grant Date”) you will be issued Restricted Stock Units equal to (1) the amount of your Annual Stock Salary earned over the relevant payroll period, net of any applicable FICA withholding pursuant to Section 5(a), divided by (2) the closing price of a Share on the New York Stock Exchange (or such other national securities exchange on which the Common Stock is listed or traded as of the Grant Date) on that date (or, if such exchange is closed on the Grant Date, on the last preceding date on which the Common Stock was traded on such exchange) (the “Fair Market Value”). In the event that Common Stock ceases to be listed or traded in the regular way on the New York Stock Exchange or another national stock exchange, the value of a Share shall be determined by a methodology approved by the Committee.

     2. Vesting; Settlement; Restrictions.

          (a) Each Restricted Stock Unit constitutes an unfunded and unsecured promise to pay the Fair Market Value of one Share on the applicable Redemption Date. Restricted Stock Units will be payable in Shares and, as a holder of Restricted Stock Units, you will have only the rights of a general unsecured creditor and no rights as a shareholder of CIT.

          (b) Restricted Stock Units granted pursuant to the Award Agreement shall be immediately vested on the applicable Grant Date.

          (c) Restricted Stock Units issued in respect of a Grant Date will become payable on the first anniversary of the Grant Date (the “Redemption Date”). The Shares received in settlement of your Restricted Stock Units will be immediately transferable and tax will be withheld by the Company in kind (unless otherwise directed by the Participant). In addition, subject to Section 9, CIT will pay you dividend equivalents (in the form distributed to shareholders) on the Redemption Date of any dividend or distribution in respect of each underlying share of Common Stock declared on or after the close of business on the Grant Date and before the Redemption Date less (to the extent necessary to avoid a duplicate payment to you) the amount of any actual dividends received after the Redemption Date in respect of any such declaration, net of any applicable tax withholding pursuant to Section 5(a). Payments of amounts owed under this Section 2(c) will be made on the next immediately following payroll date that is at least one week after the applicable Redemption Date, but no later than the later of December 31 of the year in which such Redemption Date occurs or 45 days following such Redemption Date.

          (d) Notwithstanding anything set forth herein, all Restricted Stock Units shall immediately be paid out (net of any applicable tax withholdings and deductions) in the event of your death, disability (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) or a Change of Control.

     3. Termination. Your rights in respect of future grants under this Award Agreement shall immediately terminate if at any time your employment with the Company terminates for any reason, except that you shall be entitled to receive a final grant of Restricted Stock Units determined in accordance with Section 1 for any portion of your Annual Stock Salary that you had accrued through the date of your termination of employment but had not yet been granted.

     4. Nonassignability; No Hedging. No Award (or any rights and obligations under this Award Agreement) may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of this Section 4 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of this Award Agreement will be binding upon any permitted successors and assigns.

     5. Withholding.

          (a) The Company will satisfy applicable tax withholdings and make applicable deductions in respect of Annual Stock Salary earned by you over a payroll period and issue Restricted Stock Units pursuant to Section 1(b) in respect of the remainder. On each Redemption Date, the Company will satisfy any additional tax withholdings and make applicable deductions in respect of the amount to be paid to you and make payment to you pursuant to Section 2(c) in respect of the remainder. In the alternative, in each case, you may remit cash to the Company (through payroll deduction or otherwise), in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

          (b) In all cases, you shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that may be incurred in connection with the Award and/or settlement of the Restricted Stock Units.

     6. No Rights to Continued Employment. Nothing in this Award Agreement shall be construed as giving you any right to continued employment by the Company or affect any right that the Company may have to terminate or alter the terms and conditions of your employment with CIT.

     7. No Increase in Severance. Neither your Annual Stock Salary nor amounts you receive pursuant to this Award Agreement will increase the amounts payable to you pursuant to the Company’s severance plans, retirement plans, compensation plans, programs and arrangements.

     8. Offset. The Company has the right to offset against its obligation to deliver Shares under this Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that you then owe to the Company.

     9. Adjustment. The Committee shall adjust equitably the terms of this Award to preserve the benefits or potential benefits intended to be made available to you for any increase or decrease in the number of issued Shares resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of CIT. Notwithstanding the foregoing, the Committee may, in its sole discretion, decline to adjust the terms of this Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to you or to CIT.

     10. Section 409A.

          (a) Restricted Stock Units awarded under this Award Agreement are intended to be “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended, and this Award Agreement is intended to, and shall be interpreted, administered and construed to, comply with Section 409A with respect to the Restricted Stock Units. The Committee shall have full authority to give effect to the intent of this Section 10(a).

          (b) Each payment under the Restricted Stock Units shall be treated as a separate payment for purposes of Section 409A.

     11. Amendment; Committee Discretion. The Committee may at any time amend the terms and conditions set forth in this Award Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your prior written consent (or the consent of your estate, if such consent is obtained after your death) with respect to amounts that you have already earned and accrued. The Committee shall have full discretion with respect to the interpretation of this Award

Agreement and any actions to be taken or determinations to be made in connection with this Award Agreement, and its interpretations, actions and determinations shall be final, binding and conclusive.

     12. Compliance with Law. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his rights under this Award Agreement.

     13. Successors. All obligations of the Company under the Plan and this Award Agreement, with respect to the Annual Stock Salary and the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     14. Governing Law. TO THE EXTENT NOT PREEMPTED BY FEDERAL LAW, THIS AWARD AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

     15. Refusal of Award. If you desire to refuse the Annual Stock Salary or Restricted Stock Units granted pursuant to this Award Agreement, you must notify the Company in writing. Such notification should be sent to CIT Group Inc., Human Resources Department, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after receipt of this Award Agreement.

     IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed and delivered as of February 8, 2010.

CIT GROUP INC.

By:

	Name:	James J. Duffy
	Title:	Executive Vice President and
Global Head of Human Resources

By:

John A. Thain